Exhibit (a)(3)

NUANCE COMMUNICATIONS, INC.
VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
ELECTION FORM

To Nuance Communications, Inc. (“Nuance”):

I have received the Offer to Exchange dated March 1, 2002, the memorandum from Ronald A. Croen dated March 1, 2002, this Election Form and the Notice to Change Election From Accept to Reject (together, as they may be amended from time to time, constituting the “Offer”), offering eligible employees the opportunity to exchange certain outstanding (i.e., unexercised) stock options for options to be granted at least six months and one day following the cancellation of the exchanged options (the “New Options”). Options eligible to be tendered are options with an exercise price of $15.00 or more that have been granted under the Nuance Communications, Inc. 1998 Stock Plan and the Nuance Communications, Inc. 2000 Stock Plan (the “Eligible Options”). This Offer expires at 5:00 p.m. Pacific Time on March 29, 2002.

By signing below, I understand and acknowledge that:

(a)  Tendering one or more Eligible Options by following the procedure described in the Offer and in the instructions to this Election Form will constitute my acceptance of the terms and conditions of the Offer. Nuance’s acceptance for exchange of Eligible Options tendered in accordance with the Offer will constitute a binding agreement between Nuance and me upon the terms and conditions of the Offer.

(b)  Upon Nuance’s acceptance of the Eligible Options for exchange, this Election Form will serve as an amendment to the option agreement(s) covering the Eligible Option(s) that I am tendering.

(c)  All New Options will be subject to the terms of the Offer, the Nuance Communications, Inc. 2000 Stock Plan and a new option agreement between Nuance and me, all applicable laws and regulations.

(d)  For each Eligible Option I elect to tender, I lose my right to purchase all outstanding unexercised shares under that option after it is accepted and cancelled.

(e)  The New Options I will receive will be granted no earlier than October 2, 2002 or, if the Offer is extended, no earlier than the first business day that is six months and one day after the Eligible Options I am tendering are accepted for exchange and cancelled. I understand that there is a possibility that the exercise price of the New Options could be higher than the exercise price of the Eligible Options.

(f)  I must be an eligible employee of Nuance or one of its subsidiaries and otherwise be eligible under the Nuance Communications, Inc. 2000 Stock Plan on the date the New Options are granted in order to receive one or more New Options. I understand that I will have no rights with respect to my cancelled stock options if my employment is terminated for any reason whatsoever before the grant of the New Options, which will occur no earlier than October 2, 2002. I understand that if I work or reside in Canada, then for purposes of receiving a New Option, my employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date my employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date my employer provides me with notice of termination from Nuance or one of its subsidiaries.

RETURN TO STOCK ADMINISTRATION, ATTN: RON BAKIS
NO LATER THAN 5:00 P.M. PACIFIC TIME ON MARCH 29, 2002
VIA FAX AT (650) 847-7077 OR HAND DELIVERY

(g)  The New Option I will receive will be the same type of option under U.S. federal tax law as my Eligible Option, to the extent allowed by law. Each New Option will be vested and exercisable on its date of grant as to one eighth ( 1/8th) of the shares subject to the New Option and shall vest as to one forty-eighth ( 1/48th) of the shares subject to such option each month thereafter on the same day of the month as the cancellation date of the old option such that the New Option will be fully vested and exercisable four (4) years from the cancellation date of the Eligible Option, subject to my continued employment with Nuance or one of its subsidiaries on each such date. I understand that if I work or reside in Canada, then for purposes of vesting, my employment with Nuance or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date my employment with Nuance or one of its subsidiaries actually terminates, or (ii) the date my employer provides me with notice of termination from Nuance or one of its subsidiaries.

(h)  Each of the Eligible Options that I am tendering represents all of the common stock covered by each such Eligible Option that I am tendering. I also understand that if I elect to cancel any Eligible Options, all options granted in the six months prior to the commencement of the Offer (that is, since September 1, 2001) will also be cancelled and replaced with New Options. Additionally, I understand that any supplemental options granted to me on February 13, 2001 with respect to an Eligible Option I wish to tender in connection with the Offer must also be tendered and will be replaced with New Options.

(i)  Under certain circumstances described in the Offer to Exchange, Nuance may terminate or amend and postpone its acceptance and cancellation of any Eligible Options tendered for exchange. In this event, I understand that the Eligible Options delivered with this Election Form, but not accepted, will be returned to me at my address indicated below.

(j)  Nuance has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

(k)  Participation in the Offer will not be construed as a right to my continued employment with Nuance or any of its subsidiaries for any period and my employment with Nuance or any of its subsidiaries can be terminated at any time by me or Nuance (or one of Nuance’s subsidiaries, as applicable), with or without cause or notice, subject to the provisions of local law.

(l)  All authority in this Election Form will survive my death or incapacity, and all of my obligations in this Election Form will be binding upon my heirs, personal representatives, successors and assigns.

(m)  I have read and followed the Instructions attached to this form and by signing this Election Form I agree to be bound by the additional terms and conditions set forth in the Instructions attached hereto.

RETURN TO STOCK ADMINISTRATION, ATTN: RON BAKIS
NO LATER THAN 5:00 P.M. PACIFIC TIME ON MARCH 29, 2002
VIA FAX AT (650) 847-7077 OR HAND DELIVERY

Subject to the above understandings and acknowledgements, I would like to participate in the Offer as indicated below.

Please check the box and note the grant date and grant number of each Eligible Option with respect to which you agree to have such grant, together with all stock option grants since September 1, 2001 and all supplemental option grants granted in connection with a tendered Eligible Option, cancelled and replaced pursuant to the terms of this Election Form and the Offer.

You may change the terms of your election to Eligible Options for exchange by submitting a new Election Form or a Notice to Change Election From Accept to Reject, either of such documents must be received prior to the cutoff date of 5:00 p.m. Pacific Time, March 29, 2002.

         Yes, I wish to tender for exchange each of the options specified below (and on any additional sheets which I have attached to this form), along with all options granted since September 1, 2001 and all supplemental option grants granted in connection with a tendered Eligible Option:

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to Be Cancelled)

         I have attached an additional sheet listing my name and any additional grants I wish to cancel.

All questions as to the number of shares subject to Eligible Options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Eligible Options will be determined by Nuance in its sole discretion.

I understand that all of these options will be irrevocably cancelled on April 1, 2002.

Employee Signature	National Insurance/Social Security/Social Insurance/National ID/Tax File Number

Employee Name (Please Print)	Date and Time

Home or Work Address

RETURN TO STOCK ADMINISTRATION, ATTN: RON BAKIS
NO LATER THAN 5:00 P.M. PACIFIC TIME ON MARCH 29, 2002
VIA FAX AT (650) 847-7077 OR HAND DELIVERY

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form.

A properly completed and executed original of this Election Form (or a faxed copy of it), and any other documents required by this Election Form, must be received by Nuance Communications, Inc., Stock Administration, Attention: Ron Bakis, 1005 Hamilton Court, Menlo Park, CA 94025 either via hand delivery or via fax (fax # (650) 847-7077) on or before 5:00 p.m. Pacific Time on March 29, 2002 (the “Expiration Date”).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by Nuance at the address or fax number listed above. In all cases, you should allow sufficient time to ensure timely delivery.

2.    Withdrawals of Tendered Options.

You may withdraw your tendered options at any time before the Expiration Date. If Nuance extends the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although Nuance currently intends to accept your validly tendered options promptly after the expiration of the Offer, if we do not accept your tendered options before 9:00 p.m., Pacific Time, on April 25, 2002, you may withdraw your tendered options at any time after such date. You may not withdraw a validly tendered option that has been accepted by Nuance.

To withdraw tendered options you must deliver a signed and dated Notice to Change Election From Accept to Reject (or a faxed copy of the notice) with the required information to Nuance while you still have the right to withdraw the tendered options. You may not rescind a withdrawal and you will be deemed not to have tendered any Eligible Options you have withdrawn unless you properly re-tender them before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions.

Tenders of options made through the Offer may be changed at any time before the Expiration Date. If Nuance extends the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. To change your election regarding particular tendered options while continuing to elect to participate in the Offer, you must deliver a new signed and dated Election Form, with the required information, following the procedures described in these Instructions. Upon the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

Nuance will not accept any alternative, conditional or contingent tenders. All tendering option holders, by signing this Election Form (or a faxed copy of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

3.    Inadequate Space.

If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be tendered should be provided on a separate schedule attached to this Election Form. Print your name on this schedule and sign it. The schedule should be delivered with the Election Form, and will thereby be considered part of this Election Form.

4.    Tenders.

If you intend to tender options through the Offer, you must complete the table on this Election Form by providing the following information for each option that you intend to tender:

•	grant number (the grant number is the Grant ID number on your Optionee Statement),

•	grant date,

•	exercise price, and

•	the total number of unexercised shares subject to the option.

Nuance will not accept partial tenders of options. Accordingly, you may tender all or none of the unexercised shares subject to the Eligible Options you decide to tender. Also, if you intend to tender any of the Eligible Options that were granted to you, then you must tender all of your options that were granted to you during the six-month period prior to March 1, 2002 (that is, since September 1, 2001). Additionally, if you were granted a supplemental option on February 13, 2001 with respect to an Eligible Option you wish to tender, then you must also tender such supplemental option.

5.    Signatures on This Election Form.

If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Nuance of the authority of that person so to act must be submitted with this Election Form.

6.    Other Information on This Election Form.

In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed it. You must also include a current work or home address and your identification number, such as your social security number, tax identification number or national identification number, as appropriate.

7.    Requests for Assistance or Additional Copies.

Questions about the Offer or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form may be directed to Stock Administration, Attention: Ron Bakis, Nuance Communications, Inc., 1005 Hamilton Court, Menlo Park, CA 94025, telephone number (650) 847-7177.

8.    Irregularities.

All questions as to the number of shares subject to Eligible Options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by Nuance in its sole discretion. Nuance’s determinations shall be final and binding on all parties. Nuance reserves the right to reject any or all tenders of options Nuance determines not to be in proper form or the acceptance of which may, in the opinion of Nuance’s counsel, be unlawful. Nuance also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and Nuance’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Eligible Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Nuance shall determine. Neither Nuance nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

9.    Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced in the Offer to Exchange, and the memorandum from Ronald A. Croen dated March 1, 2002 before deciding to participate in the Offer.

10.    Important Tax Information.

You should refer to Section 17 of the Offer to Exchange, which contains important U.S. federal income tax information. If you live or work outside the United States, you should refer to Section 18 for a discussion of tax consequences that may apply to you.

11.    French Language Requirements (for employees in Quebec)
The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

12.    Miscellaneous.

A.    Data Privacy.    By accepting the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Nuance or any of its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Offer.

You understand that Nuance or any of its affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Nuance, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the stock option plan and this Offer (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You authorize the recipients to receive, possess, use, retain, record and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the stock option plans and this Offer and Nuance or any of its affiliates may retain such information in your file. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option plans and this Offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to participate in this Offer and exercise or realize benefits from the stock option plans.

B.    Acknowledgement and Waiver.    By accepting this Offer, you acknowledge that: (i) your acceptance of the Offer is voluntary; (ii) your acceptance of the Offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause subject to the provisions of local law; (iii) if you receive New Options, they will be granted to you in your status as an employee of your employer and, in the event that Nuance is not your employer, the New Option grant can in no event be understood or interpreted to mean that Nuance is your employer or that you have an employment relationship with Nuance; (iv) the Offer, the Eligible Options and the New Options are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (v) the future value of the shares underlying any New Options granted to you is unknown and cannot be predicted with certainty; (vi) if the shares underlying any New Options granted to you do not increase in value, the New Options will have no value; and (vii) no claim or entitlement to compensation or damages arises from the termination of the Eligible Options or diminution in value of the New Options or shares purchased through the exercise of the New Options, and you irrevocably release Nuance and any of its subsidiaries and affiliates from any such claim that may arise.

Important: The Election Form (or a faxed copy of it) together with all other required documents must be received by Nuance on or before the Expiration Date.